Exhibit 99.1

MYOS CORPORATION ANNOUNCES APPOINTMENT OF ROBERT C. ASHTON, JR., M.D., AS CHIEF MEDICAL OFFICER

-Dr. Ashton brings significant healthcare and therapeutic industry expertise to further strengthen the Company’s position as an emerging biotherapeutic leader in muscle health-

CEDAR KNOLLS, NJ – February 13, 2014 -- MYOS Corporation (OTCBB: MYOSD), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve human muscle health and performance (“MYOS” or the “Company”), announced the appointment of Robert C. Ashton, Jr., M.D. as Chief Medical Officer.  Dr. Ashton will lead the Company’s clinical research efforts and serve on the management committee and the joint research and development committee.  Dr. Ashton will also be responsible for the indication expansion strategy for MYO-T12, now known as Fortetropin™ and sold under the brand name MYO-X™.  MYOS plans to conduct further clinical studies of Fortetropin in the treatment of age-associated muscle loss and sarcopenia associated with chronic illnesses such as cancer and neurodegenerative disease.

Dr. Ashton has over 25 years of experience both as a practicing surgeon and in building healthcare businesses.  As a board-certified thoracic and general surgeon, Dr. Ashton has broad clinical experience in a diverse array of disease states. He has an extensive background in cardiovascular disease, oncology, obesity, transplantation, and chronic degenerative diseases. Dr. Ashton has held various positions including division chief and vice-chairman of the Cancer Center at Hackensack University Medical Center, has served as a member of the institutional review board and quality councils in major academic medical centers and as an academic surgeon. Dr. Ashton has published over 75 original manuscripts and abstracts and has a comprehensive understanding of wellness and preventive medicine and is regarded as a healthcare industry expert and contributor on Fox News Channel along with appearances on the Today Show, NBC Nightly News, CBS World News, and MSNBC.

"We are thrilled to have Dr. Ashton join MYOS as our CMO," said Robert J. Hariri, M.D., Ph.D., and Chairman of the Board of MYOS Corporation. "I believe Rob's clinical expertise, broad understanding of today’s healthcare and wellness imperatives, and commitment to improving health and wellness in the general population and, in particular, enhancing the physical performance of aging and chronically ill patients make him ideally suited for this position as we explore the additional biotherapeutic opportunities for Fortetropin. Under Rob’s direction we expect to see continued progress in our basic and clinical research programs.”

Dr. Ashton commented, “I am delighted to join MYOS at this exciting time as the Company continues to grow its successful consumer bionutrition business to the next level and expands the therapeutic opportunities of its clinically proven natural myostatin inhibitor, Fortetropin. I look forward to working with the team to further develop a robust clinical plan to expand the treatment spectrum of Fortetropin to include opportunities for therapeutic benefit in many disease states including age-associated muscle loss and sarcopenia.”

Prior to joining MYOS, Dr. Ashton was Chief Medical Officer of Advanced Practice Strategies, Inc., a company focused on lifelong learning for clinicians and risk management solutions for hospitals.  He currently is a member of board of directors at Jenrin Discovery and CytImmune Sciences.  He was the co-founder of MDLinx, Inc., an online healthcare media company, that was acquired by So-Net M3, a Sony Communication Network Group Company in 2006.  Dr. Ashton now focuses his efforts on developing strategies to improve health and longevity across a range of patient populations.  Dr. Ashton holds a Bachelor of Science (BS) in Biology and Philosophy with Honors in both from Muhlenberg College and a Medical Degree (MD) from the Medical College of Pennsylvania.

About MYOS Corporation
MYOS is a developmental stage bionutrition and biotherapeutics company focused on the discovery, development and commercialization of products that improve muscle health and function essential to the management of sarcopenia, cachexia and degenerative muscle diseases.  MYOS is the owner of MYO-T12®, the first clinically proven natural myostatin inhibitor.  Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery.  Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved  energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass.  For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

The Company's first commercial product MYO-X™, powered by MYO-T12®, is distributed by Maximum Human Performance (MHP) and is currently available on popular retailer websites including www.mhpstrong.com, www.bodybuilding.com and in specialty retailers including GNC and Vitamin Shoppe and others.   MYOS believes that MYO-X, as well as future products it envisions, will redefine existing standards for muscle health.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12® and its effects on myostatin inhibition, including our research and development activities, product and customer demand, the continued growth of repeat purchases, market acceptance of our products, the ability to create new products through research and development, the continued growth in market expansion and revenue, the successful entry into new markets, the ability to attract additional investors and increase shareholder value, the ability to generate the forecasted revenue stream and cash flow from sales of MYO-X, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth and expansion of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, the ability to strengthen our manufacturing relationships and reduce the costs of our products, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings.  We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.

Contact
Jenene Thomas
Investor Relations and Corporate Communications
(973)509-0444
jthomas@myoscorp.com

Source:  MYOS Corporation

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